Exhibit No: 23.4

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

May 13, 2009

Barclays Bank PLC

1 Churchill Place

London E14 5HP, England

Gentlemen:

We have acted as special tax counsel to Barclays Bank PLC, an English public limited company (the “Company”), in connection with the preparation and filing of certain free writing prospectuses and certain pricing supplements for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s debt securities (the “Notes”).

The base prospectus, dated February 10, 2009 (the “Base Prospectus”), the prospectus supplement, dated February 10, 2009 (“Prospectus Supplement”), free writing prospectuses filed with the Securities and Exchange Commission (the “Commission”) from time to time (“FWPs”) and pricing supplements filed with the Commission from time to time (“Pricing Supplements” and together with the Base Prospectus, Prospectus Supplement and FWPs, the “Prospectus”) are included in the Registration Statement on Form F-3 (Registration No. 333-145845) filed with the Commission pursuant to the Securities Act.

We hereby consent to the reference to our tax opinion and our name under the caption “What are the tax consequences of the Notes?” in certain FWPs and certain Pricing Supplements, where applicable, relating to the Notes.

In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP

Cadwalader, Wickersham & Taft LLP